UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2011

THE FIRST BANCORP, INC.
(Exact name of Registrant as specified in charter)

MAINE
(State or other jurisdiction of incorporation)

0-26589	01-0404322
(Commission file number)	(IRS employer identification no.)

Main Street, Damariscotta, Maine	04853
(Address of principal executive offices)	(Zip Code)

(207) 563-3195
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is
intended to simultaneously satisfy the filing obligations
of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

TABLE OF CONTENTS

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.	Page 1
Signatures	Page 2

Section 5 - Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 27, 2011, the Board of Directors of The First Bancorp, Inc., amended Section 5.1 of the Company’s Bylaws to change the term of the Chairman of the Board from four years to one year. It also changed the maximum length of time a Director can serve as Chairman of the Board from two consecutive four-year terms to eight years. The amendment was effective immediately.

The affected portion of Section 5.1, as amended, is as follows:

Section 5.1 - Offices to be Filled, Election, Oath, Compensation, Vacancies, Bonds
At the Annual Meeting of Directors, the Board shall elect a President (who shall be a member of the Board of Directors), a Treasurer and a Clerk.  In addition, the Board may appoint one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Assistant Treasurers, a Secretary and such other officers as the Board may from time to time determine. The Board shall elect from its own membership a Chairman of the Board to serve for a term of one year, plus any portion of a year resulting from an appointment occurring after the date of the annual meeting of the Board of Directors; provided, however, that no individual may serve as Chair for more than eight years.  The officers shall exercise such powers as may be authorized by the Board or by the Executive Committee, to the extent the same are not in conflict with the specific powers hereinafter authorized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST BANCORP, INC.

By: /s/ F. STEPHEN WARD
F. Stephen Ward
Executive Vice President & Chief Financial Officer

Dated: May 2, 2011